Filed pursuant to Rule 424(b)(3)

Registration Statement File No. 333- 124745

PROSPECTUS SUPPLEMENT DATED JUNE 30, 2005

TO

PROSPECTUS DATED JUNE 10, 2005

ENER1, INC.

This prospectus supplement should be read in conjunction with our prospectus dated June 10, 2005, and in particular "Risk Factors" beginning on page 3 of the prospectus.

This prospectus supplement includes the attached Current Report on Form 8-K of Ener1, Inc., filed with the Securities and Exchange Commission on June 29, 2005.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 23, 2005

ENER1, INC.

(Exact name of registrant as specified in its charter)

Florida	000-21138	59-2479377
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

500 West Cypress Creek Road, Suite 100, Fort Lauderdale, Florida 33309

(Address of Principal Executive Office) (Zip Code)

(954) 556-4020

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

EnerDel, Inc., an 80.5%-owned subsidiary of Ener1, Inc. has adopted a plan to acquire new automated manufacturing technology for high-rate battery production, which EnerDel expects to reduce its manufacturing labor requirements. As a result, on June 23, 2005, the decision was made to close the EnerDel manufacturing facility in Indianapolis, Indiana and consolidate all manufacturing operations in EnerDel's Ft. Lauderdale, Florida facility. EnerDel was formed as a joint venture between Ener1 and Delphi Corporation to develop and manufacture lithium batteries. EnerDel plans to transfer selected equipment and a small number of selected personnel from the Indianapolis facility to its Ft. Lauderdale facility.

EnerDel expects to incur charges in connection with consolidating its manufacturing facilities, including employee severance and other benefit expenses and other exit costs. EnerDel will evaluate the suitability of each item of equipment at the Indianapolis facility for possible use in the new manufacturing process and do one of the following: (1) modify the equipment and transfer it to its Ft. Lauderdale facility; (2) if useful without modification, transfer the equipment to Ft. Lauderdale; (3) if the equipment cannot be modified for use, attempt to sell the equipment; or (4) if the equipment cannot be sold, dispose of the equipment. In the event of sale of any of the items of equipment, the proceeds, when received, would partially offset the costs incurred in connection with exiting the business. However, there is no assurance that any such sale will be consummated. EnerDel will also seek to sublease the premises in its Indianapolis facilities. Rent received from a subtenant would also partially offset exit costs; however, there is no assurance that EnerDel will be able to sublease the facility.

EnerDel estimates the one-time cost associated with the above actions to be as follows: (1) employee related expense – $804,000; (2) contract termination costs (including lease termination costs) – $2,023,000; and (3) equipment disposal and/or relocation – $150,000. The aggregate of all of the above costs is estimated at $2,977,000, all of which is expected to be paid by future cash expenditures. EnerDel estimates these actions will result in annual savings of $5.3 million.

Statements in this Current Report on Form 8-K that are not historical, including statements regarding anticipated costs associated with consolidating EnerDel’s manufacturing facilities, are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. These risks and uncertainties include the effectiveness, timing and cost of Ener1’s consolidation efforts and other general economic and market factors. Other risks and uncertainties are set forth in Ener1’s Form 10-K for the year ended December 31, 2004, and other documents filed from time to time with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENER1, INC.

Date: June 29, 2005	/s/ Kevin P. Fitzgerald
Kevin P. Fitzgerald
Chief Executive Officer